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Exhibit 99.2

Unaudited Pro Forma Combined Financial Information of Kratos

On May 19, 2010, Kratos Defense & Security Solutions, Inc. ("Kratos") completed its acquisition of Gichner Holdings, Inc. ("Gichner") pursuant to a Stock Purchase Agreement, dated as of April 12, 2010, by and between Kratos and the stockholders of Gichner. As a result of the acquisition, Gichner became a wholly-owned subsidiary of Kratos. The purchase price was $133 million in cash, subject to certain working capital and other adjustments as of the closing date. The following unaudited pro forma combined financial information was prepared using the historical consolidated financial statements of Kratos and Gichner.

The pro forma adjustments related to the Acquisition are preliminary and do not reflect the final purchase price or final allocation of the excess of the purchase price over the fair value of the assets and liabilities of Gichner, as the process to assign a fair value to the various tangible and intangible assets acquired and liabilities assumed has only just commenced. Kratos has not had sufficient time to completely evaluate the significant identifiable assets and liabilities assumed of Gichner. Accordingly, the pro forma adjustments, including the allocations of purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information. Final adjustments will result in modifications to the final purchase price and allocation of the purchase price, which will affect the fair value assigned to the tangible and intangible assets and amount of depreciation and amortization expense, and other assets and liabilities recorded in the statement of operations. The effect of the changes to the pro forma statement of operations could be material. The unaudited pro forma financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma information does not reflect revenue opportunities and cost savings that we expect to realize after the acquisition of Gichner. The pro forma financial information also does not reflect expenses related to integration activity or exit costs that may be incurred by Kratos or Gichner in connection with this acquisition.

The unaudited pro forma combined balance sheet assumes that the acquisition of Gichner took place on March 28, 2010 and combines Kratos' unaudited consolidated balance sheet as of March 28, 2010 with Gichner's unaudited consolidated balance sheet as of March 31, 2010. The unaudited pro forma combined statement of operations for the three months ended March 28, 2010 and the year ended December 27, 2009, assumes that the acquisition of Gichner took place on December 29, 2008 and combines Kratos' audited consolidated statement of operations for the fiscal year ended December 27, 2009 with Gichner's audited consolidated statement of operations for the fiscal year ended December 31, 2009 and combines Kratos' unaudited consolidated statement of operations for the three months ended March 28, 2010 with Gichner's unaudited consolidated statement of operations for the three months ended March 31, 2010.

Kratos Defense & Security Solutions, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
(in millions, except par value and number of shares)

	Kratos Historical March 28, 2010	Gichner Historical March 31, 2010	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$6.3	$2.5	$28.5	(A)	$37.3
Restricted cash	0.4	—	—		0.4
Accounts receivable, net	93.6	25.5	—		119.1
Income taxes receivable	0.7	0.9	—		1.6
Prepaid expenses	6.1	2.4	—		8.5
Inventory	2.3	17.1	—		19.4
Other current assets	4.1	1.9	(0.3)	(B)(I)	5.7

Total current assets	113.5	50.3	28.2		192.0
Property and equipment, net	4.0	17.2	—		21.2
Goodwill	110.2	1.3	65.0	(C)	176.5
Intangibles, net	25.2	3.2	33.4	(D)	61.8
Other assets	3.0	0.7	4.8	(B)(I)	8.5

Total assets	$255.9	$72.7	$131.4		$460.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$19.2	$12.7	$—		$31.9
Accrued expenses	8.4	4.4	—		12.8
Accrued compensation	18.6	3.6	—		22.2
Billings in excess of costs and earnings on uncompleted contracts	19.6	5.4	—		25.0
Current portion of long-term debt	6.2	2.8	(8.0)	(E)	1.0
Other current liabilities	6.0	2.5	(0.5)	(I)	8.0

Total current liabilities	78.0	31.4	(8.5)		100.9
Long-term debt, net of current portion	48.3	11.8	164.9	(F)	225.0
Other long-term liabilities	3.4	2.2	0.9	(I)	6.5

Total liabilities	129.7	45.4	157.3		332.4
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized Series B Convertible Preferred Stock, $.001 par value, 10,000 shares outstanding at March 28, 2010 (liquidation preference $5.0 million at March 28, 2010)	—	—	—		—
Common stock, $.001 par value, 195,000,000 shares authorized; 15,887,820 shares issued and outstanding at March 28, 2010	—	—	—		—
Additional paid-in capital	524.1	14.1	(14.1)	(G)	524.1
Retained earnings and accumulated deficit	(397.9)	13.2	(11.8)	(H)	(396.5)

Total stockholders' equity	126.2	27.3	(25.9)		127.6

Total liabilities and stockholders' equity	$255.9	$72.7	$131.4		$460.0

*
See Note 6 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial information

Kratos Defense & Security Solutions, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(in millions, except per share data)

	Kratos Historical Three Months Ended March 28, 2010	Gichner Historical Three Months Ended March 31, 2010	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Revenues	$68.7	$49.9	$—		$118.6
Cost of revenues	52.2	41.1	—		93.3

Gross profit	16.5	8.8	—		25.3
Selling, general and administrative expenses	12.3	3.7	1.2	(A)	17.2
Research and development expenses	0.6	—	—		0.6

Operating loss from continuing operations	3.6	5.1	(1.2)		7.5
Other expense:
Interest expense, net	(3.9)	(0.4)	(2.1)	(B)	(6.4)
Other income, net	0.2	(0.1)	—		0.1

Total other expense, net	(3.7)	(0.5)	(2.1)		(6.3)

Income (loss) from continuing operations before income taxes	(0.1)	4.6	(3.3)		1.2
Provision for income taxes from continuing operations	0.3	1.6	(1.1)	(C)	0.8

Income (loss) from continuing operations	$(0.4)	$3.0	$(2.2)		$0.4

Basic loss per common share:
Loss from continuing operations	$(0.02)				$0.03
Diluted loss per common share:
Loss from continuing operations	$(0.02)				$0.03
Weighted average common shares outstanding:
Basic	15.9				15.9
Diluted	15.9				15.9

*
See Note 7 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial information

Kratos Defense & Security Solutions, Inc.
Unaudited Pro Forma Combined Statement of Operations
(in millions, except per share data)

	Kratos Historical Fiscal Year Ended December 27, 2009	Gichner Historical Fiscal Year Ended December 31, 2009	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Revenues	$334.5	$147.1	$—		$481.6
Cost of revenues	265.2	122.4	—		387.6

Gross profit	69.3	24.7	—		94.0
Selling, general and administrative	52.8	12.6	4.9	(A)	70.3
Research and development expenses	1.8	—	—		1.8
Recovery of unauthorized issuance of stock options, stock option investigation and related fees, and litigation settlement	(0.2)	—	—		(0.2)
Impairment of goodwill	41.3	—	—		41.3
Impairments and adjustments to the liability for unused office space	0.6	—	—		0.6

Operating income (loss) from continuing operations	(27.0)	12.1	(4.9)		(19.8)
Other expense:
Interest expense, net	(10.4)	(1.5)	(13.4)	(B)	(25.3)
Other income, net	0.1	—	—		0.1

Total other expense, net	(10.3)	(1.5)	(13.4)		(25.2)

Income (loss) from continuing operations before income taxes	(37.3)	10.6	(18.3)		(45.0)
Provision for income taxes from continuing operations	1.0	5.1	(4.1)	(C)	2.0

Income (loss) from continuing operations before extraordinary gain	$(38.3)	$5.5	$(14.2)		$(47.0)

Basic loss per common share:
Loss from continuing operations	$(2.76)				$(3.38)
Diluted loss per common share:
Loss from continuing operations	$(2.76)				$(3.38)
Weighted average common shares
Basic	13.9				13.9
Diluted	13.9				13.9

*
See Note 7 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial information

Kratos Defense & Security Solutions, Inc.
Notes to Unaudited Pro Forma Combined Financial Information

1.
Description of Transaction

  On April 12, 2010, Kratos entered into a Stock Purchase Agreement, which provides for the acquisition of Gichner, with the stockholders of Gichner. Gichner is a leading design, engineering, manufacturer and integrator of tactical and other shelters, products, solutions, modular containers, subsystems and support equipment for the U.S. military, its allies, and leading defense prime contractors. With the closing of the transaction on May 19, 2010, Kratos owns all of the issued and outstanding capital stock of Gichner, and Gichner is a direct subsidiary of Kratos.

  On May 19, 2010 Kratos initiated the following transactions:

  •
  Closed a private offering of $225 million in aggregate principal amount of 10% Senior Secured Notes due 2017;

  •
  Paid cash consideration of $133.0 million, subject to adjustment as described below;

  •
  Repaid the indebtedness of Gichner from the cash consideration of $133.0 million, which was $12.1 million (net of Gichner's cash) at March 31, 2010; and

  •
  Repaid Kratos' existing credit facility;

  •
  Entered into a New Revolving Credit Facility.

  The purchase price will be increased (or decreased) on a dollar-for-dollar basis to the extent that Gichner's working capital at closing is greater than $17.5 million or less than $17.1 million.

  Kratos agreed to enter into an escrow agreement which will specify the respective rights and obligations of the parties with respect to the escrow property, which will consist of $8.1 million in cash. Under the terms of the escrow agreement, the escrow property may be disbursed (i) if a purchase price adjustment is required to be paid pursuant to the terms of the Stock Purchase Agreement to Kratos, or (ii) pursuant to certain indemnification obligations of the Gichner Stockholders under the terms of the Stock Purchase Agreement. The escrow agreement will also set forth the process by which the parties may dispute the disbursement of any of the escrow property.

  New Revolving Credit Facility

  On May 19, 2010, Kratos entered into a 4-year, $25.0 million New Revolving Credit Facility, which is secured by a first priority lien on the combined entity's accounts receivables and inventory.

2.
Basis of Presentation

  The unaudited pro forma combined financial information is based on the historical financial statements of Kratos and Gichner and prepared and presented pursuant to the regulations of the SEC regarding pro forma financial information. The 2009 unaudited pro forma combined financial information includes Gichner's audited consolidated statement of operations for the fiscal year ended December 31, 2009 and the Kratos audited consolidated statement of operations for the fiscal year ended December 27, 2009. The 2010 unaudited pro forma combined financial information includes Gichner's unaudited consolidated balance sheet as of March 31, 2010, unaudited consolidated statement of operations for the three months ended March 31, 2010, the Kratos unaudited consolidated balance sheet as of March 28, 2010 and the Kratos' unaudited consolidated statement of operations for the three months ended March 28, 2010.

  The pro forma adjustments include the application of the acquisition method under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805 Business Combinations (ASC Topic 805). ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the Acquisition.

  Under ASC Topic 820 Fair Value Measurements and Disclosures (ASC Topic 820), "fair value" is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

  Total acquisition-related transaction costs incurred by Kratos are approximately $10.0 million, which includes $9.0 million of costs associated with the issuance of debt. Under ASC Topic 805, acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma combined balance sheet reflects the estimated acquisition-related transaction costs incurred by Kratos of $1.0 million and assumed to be paid in connection with the closing of the Acquisition. Costs associated with debt issuance will be amortized over the life of the underlying debt instruments.

  The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma financial information does not reflect revenue opportunities and cost savings that we expect to realize after the Acquisition. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the Acquisition. The pro forma financial information also does not reflect non-recurring charges related to integration activity or exit costs that may be incurred by Kratos or Gichner in connection with the Acquisition. Certain Gichner amounts have been reclassified to conform to Kratos' presentation. These reclassifications had no effect on previously reported net income. There were no material transactions between Kratos and Gichner during the periods presented in the unaudited pro forma combined financial information that would need to be eliminated.

3.
Accounting Policies

  Kratos will perform a detailed review of Gichner's accounting policies and procedures. As a result of that review, Kratos may identify differences between the accounting policies and procedures of the two companies that, when conformed, may have a material impact on future operating results. Any differences from unifying the accounting policies of the combined companies cannot be reasonably estimated at this time so no adjustments to pro forma combined financial information have been made.

4.
Consideration Transferred and Purchase Price Allocation

  The initial consideration transferred and the aggregate purchase price to be allocated is presented in the table below (in millions).

Cash payable as merger consideration	$133.0
Working capital adjustment as of March 28, 2010	—

Estimate of acquisition consideration(a)	$133.0

(a)
Kratos funded the cash payment and working capital adjustment, which includes the repayment of Gichner existing indebtedness of $14.6 million and refinanced the indebtedness of Kratos with the issuance of the notes.
5.
Estimate of Assets to be Acquired and Liabilities to be Assumed

  The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma combined financial information. Each of these adjustments represents preliminary estimates of the fair values of Gichner's assets and liabilities and periodic amortization of such adjustments to the extent applicable. Actual adjustments will be made when the final fair value of Gichner's assets and liabilities is determined. Accordingly, the actual adjustments to Gichner's assets and liabilities and the related amortization of such adjustments may differ materially from the estimates reflected in the unaudited pro forma combined financial information.

  The following is the preliminary estimate of the assets acquired and the liabilities assumed by Kratos reconciled to the consideration transferred (in millions):

Book value of Gichner net assets acquired	$30.1
Identifiable intangible assets	36.6
Goodwill adjustment	66.3

Purchase price allocated	$133.0

  Goodwill: Goodwill is calculated as the excess of the acquisition date fair value of the consideration transferred over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

  Intangible assets: A preliminary estimate of the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach has been made. Further analysis must be performed to value those assets at fair value and allocate purchase price to those assets. As such, the value of intangible assets may differ significantly from the unaudited pro forma combined financial information. Amortization recorded in the statement of operations may also differ based on the valuation of intangible assets. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in millions):

	Fair Value	Estimated Useful Life
Customer Relationships	$14.0	10 years
Funded Backlog	1.7	1 year
Technical Know-How	20.0	10 years
Trade Names	0.9	5 years

	$36.6

  Income taxes: No adjustments to the tax basis of Gichner's assets and liabilities are expected as a result of the Acquisition.

6.
Adjustments to Unaudited Pro Forma Combined Balance Sheet:

(A)
The sources and uses of funds relating to the Acquisition are as follows (in millions):

Sources:
Debt issued in connection with the Acquisition (See Note 4(a))	$225.0
Uses:
Cash consideration to stockholders of Gichner	(133.0)
Repayment of Kratos existing credit facility	(53.5)
Payment of transaction costs	(10.0)

Net adjustment of cash and cash equivalents	$28.5

  (B)
  Reflects adjustments to deferred financing fees:

Debt financing fees paid	$9.0
Write off existing Gichner deferred financing costs	(0.3)
Write off existing Kratos deferred financing costs	(1.9)

Deferred financing fees adjustment	$6.8

    This adjustment is reflected as $0.7 million in other current assets and $6.1 million in other assets.

  (C)
  Reflects adjustments for goodwill (See Note 5):

Eliminate Gichner historical goodwill	$(1.3)
Record transaction goodwill	66.3

Goodwill adjustment	$65.0

  (D)
  Reflects adjustments to intangibles:

Eliminate Gichner historical intangibles	$(3.2)
Record estimated transaction intangibles	36.6

Intangibles adjustment	$33.4

  (E)
  Reflects adjustments to short term debt:

Elimination of Gichner short term debt	$(2.8)
Elimination of Kratos short term debt	(5.2)

Short term debt adjustment	$(8.0)

  (F)
  Reflects adjustments to long term debt:

Debt issued by Kratos in connection with the Acquisition	$225.0
Elimination of Gichner long term debt	(11.8)
Elimination of Kratos long term debt	(48.3)

Long term debt adjustment	$164.9

  (G)
  Reflects elimination of Gichner additional paid-in capital.

  (H)
  Reflects adjustments to retained earnings:

Eliminate Gichner retained earnings	$(13.2)
Write-off of existing Kratos deferred financing costs	(1.9)
Impact of transaction closing costs expensed at time of closing for Gichner	4.3
Impact of transaction closing costs expensed at time of closing for Kratos	(1.0)

Retained earnings adjustment	$(11.8)

  (I)
  Reflects adjustments to deferred taxes on a consolidated basis and adjustments to deferred tax liabilities where the book basis of the acquired assets exceeds the respective tax basis.

7.
Adjustments to Unaudited Pro Forma Combined Statement of Operations:

(A)
The amount of purchase price allocated to tangible and intangible assets, and the associated assumptions regarding useful lives, represent preliminary estimates by Kratos management that were derived using estimated discounted cash flows and are subject to change pending completion of a final valuation. The amount of purchase price allocated to tangible and intangible assets, as well as the associated useful lives, may increase or decrease and could materially affect the amount of pro forma depreciation and amortization expense.

    The preliminary estimate of the identifiable intangible assets of Gichner is $36.6 million with estimated useful lives of 1-10 years. The assets will be amortized on a straight line basis and the adjustments to selling, general and administrative expenses to give effect to the Acquisition are presented below (in millions):

Amortization of:	Year-ended December 27, 2009	Three Months Ended March 28, 2010
Customer Relationships	$1.4	$0.4
Funded Backlog	1.7	0.4
Technical Know-How	2.0	0.5
Trade Names	0.2	—

Total estimated amortization expense	5.3	1.3
Elimination of Gichner's previously-recorded amortization of acquisition-related intangible assets	(0.4)	(0.1)

Pro forma adjustment to amortization of acquisition-related intangible assets	$4.9	$1.2

  (B)
  Interest expense adjustments (in millions):

	Year-ended December 27, 2009	Three Months Ended March 28, 2010
Estimated interest on new debt	$24.1	$6.0
Eliminate interest cost on existing Gichner debt	(1.5)	(0.4)
Eliminate interest cost on existing Kratos debt	(9.2)	(3.5)

Net change in interest expense	$13.4	$2.1

    The interest expense is based on the estimated blended interest cost of the new debt facilities.

    Costs incurred in connection with the issuance of acquisition-related debt will be deferred and amortized over the term of the debt. The amount of such costs is approximately $9.0 million. There are $1.9 million of deferred financing costs as of March 28, 2010 related to Kratos existing indebtedness and $0.3 million of deferred financing costs as of March 31, 2010 related to Gichner existing indebtedness, which will be expensed upon completion of the New Revolving Credit Facility which has not been reflected in the Pro Forma Combined Statement of Operations.

  (C)
  Reflects the income tax effects of pro forma adjustments and utilization of Kratos net operating losses and tax attributes to offset tax expense that Gichner would otherwise incur on a stand-alone basis.

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  Exhibit 99.2